Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER

Winchester, Virginia (August 24, 2005) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the first quarter ended July 31, 2005.

Net sales increased 15% over the prior year to $215,564,000. The Company had previously issued forward guidance that anticipated net sales growth of 10% to 15%. The increased sales for the quarter reflected strong demand in both the remodel and new construction sectors as well as improved product mix.

Net income for the quarter was $7,455,000, or $0.45 per diluted share, compared with $9,701,000, or $0.58 per diluted share, in the same period of the prior year. Net income was above the Company’s forward guidance of $0.30 to $0.40 per diluted share.

Gross profit was 17.1% of sales, down from 20.7% the previous year. Inflationary pressure increased the acquisition cost of certain raw materials and transportation expense increased due to the combination of higher fuel costs, limitations on the availability of driver hours and overall carrier capacity constraints. Labor costs rose as the Company invested direct hours early in the quarter to address backorders and other operational issues relating to material flows. Manufacturing overhead costs also increased as a percentage of sales, reflecting the addition of two new manufacturing facilities in the third quarter of fiscal 2005.

Selling, general and administrative costs decreased to 11.5% of net sales from 12.3% the previous year due to the impact of cost management efforts and lower costs associated with the Company’s pay-for-performance incentive plans.

Looking forward to the Company’s second fiscal quarter ending October 31, 2005, the Company expects continued healthy demand in both the new construction and remodeling markets. The Company expects net sales will increase by 8% to 12% over the prior year. The Company has resolved its significant operating difficulties and expects gross profit to show sequential improvement throughout the remainder of the fiscal year. The Company expects that net income for the second quarter will be in the range of $0.50 to $0.60 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31 2005	July 31 2004
Net Sales	$215,564	$187,534
Cost of Sales & Distribution	178,674	148,664

Gross Profit	36,890	38,870
Sales & Marketing Expense	17,813	16,126
G & A Expense	6,926	6,886

Operating Income	12,151	15,858
Interest & Other (Income) Expense	(9)	(46)
Income Tax Expense	4,705	6,203

Net Income	$7,455	$9,701

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,723,521	16,779,794
Diluted Earnings Per Share	$0.45	$0.58

Balance Sheet

	July 31 2005	April 30 2005
Cash & Cash Equivalents	$26,499	$24,406
Customer Receivables	59,257	52,877
Inventories	69,278	65,213
Other Current Assets	13,461	14,158

Total Current Assets	168,495	156,654
Property, Plant & Equipment	186,375	185,513
Other Assets	18,321	19,001

Total Assets	$373,191	$361,168

Current Portion – Long-Term Debt	$1,048	$1,046
Accounts Payable & Accrued Expenses	86,613	81,496

Total Current Liabilities	87,661	82,542
Long-Term Debt	29,183	29,217
Other Liabilities	33,973	34,218

Total Liabilities	150,817	145,977
Stockholders’ Equity	222,374	215,191

Total Liabilities & Stockholders’ Equity	$373,191	$361,168